Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT

This EMPLOYMENT SEPARATION AGREEMENT (“Agreement”) is made and entered into this the 7th day of September, 2010, by and between Sharps Compliance, Inc., a Texas corporation (“Sharps” or “Company”), having its office and principle place of business at 9220 Kirby Drive, Suite 500, Houston, Texas 77054, and Dr. Burton J. Kunik (“Dr. Kunik”), residing at 5314 Val Verde, Houston, Texas 77056.

WITNESSETH

WHEREAS, Dr. Kunik desires to retire and resign from employment at Sharps, and terminate the November 29, 2004 Employment Agreement (“Employment Agreement”); and

WHEREAS, Sharps is willing to accept Dr. Kunik’s resignation and termination of his Employment Agreement, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Effective Date.  Dr. Kunik and Sharps will jointly announce Dr. Kunik’s retirement on September 7, 2010 and that he shall not run for re-election as a member of the Board of Directors.  Dr. Kunik’s employment with Sharps will officially terminate effective September 30, 2010.  Sharps will continue Dr. Kunik’s salary, less applicable withholdings and deductions, through September 30, 2010.  Additionally, Sharps will pay Dr. Kunik for all reimbursable expenses incurred through September 30, 2010.

2. Consideration.  In consideration for signing this Agreement, and in exchange for the promises, covenants and waivers set forth herein, Sharps will, provided Dr. Kunik has not revoked this Agreement:

a. pay Dr. Kunik a gross payment of $477,314.00 (“Severance Payment”), less applicable withholdings and deductions, which is an amount equal to fourteen (14) months of Dr. Kunik’s net annual base compensation.  The Severance Payment shall be due in two installments: (1) The first payment of $68,187.71 shall be due and payable immediately on Dr. Kunik’s termination on September 30, 2010; and (2) The remaining amount of $409,126.29 shall be due and payable on April 1, 2011.  The Severance Payment is to be payable to Dr. Kunik’s estate and heirs in the event of Dr. Kunik’s death prior to April 1, 2011.

b. accelerate all of Dr. Kunik’s unvested stock options, pursuant to Section 3.4 of the Employment Agreement, and Dr. Kunik may exercise any or all such options within the two (2) year period beginning on October 1, 2010 and ending on September 30, 2012; and

c. if, at any time in the two year period from the date of this Agreement, Sharps shall determine to register any of its securities, either for its own account or the account of a security holder or holders, in a registration statement covering the sale of securities to the general public other than a registration relating to a Rule 145 transaction or any successor rule thereto, Sharps will provide Dr. Kunik with certain piggyback rights pursuant to this paragraph 2(c) and will:

i. give Dr. Kunik sufficient notice which is estimated to be approximately  thirty (30) days before the initial filing of such registration if such registration relates to a secondary public offering or related subsequent registration of Sharps,; provided, however, if the registration relates to a Form S-3, then Sharps will be required to give Dr. Kunik reasonably prompt written notice after a decision to make such filing has been made;

ii. include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the securities specified in a written request(s) made within thirty (30) days after receipt of such written notice from Sharps, or in the case of registration on Form S-3 or any successor form thereto, within seven (7) business days after the receipt of such written notice, by Dr. Kunik; and

iii. retain the right, in its sole discretion, to terminate or withdraw any registration initiated by Sharps under this paragraph 2(c) prior to the effectiveness of such registration, regardless of  whether or not Dr. Kunik has elected to include his securities in such registration.

3. Release.  In consideration of the Severance Payment, as well as other good and valuable consideration, Dr. Kunik hereby releases and forever discharges Sharps from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which Dr. Kunik ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of Dr. Kunik’s execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding Dr. Kunik’s employment at or separation of employment from Sharps, any contract (express or implied), including Dr. Kunik’s Employment Agreement dated November 29, 2004, any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys' fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, genetic information or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any Sharps pension, welfare, or stock plans.  This Agreement may not be cited as, and does not constitute any admission by Sharps of, any violation of any such law or legal obligation.

4. No Other Claims.  Dr. Kunik represents and agrees that he has not filed any lawsuit or arbitration against Sharps, or filed or caused to be filed any charge or complaint against Sharps with any municipal, state or federal agency charged with the enforcement of any law.  Dr. Kunik agrees not to assist or otherwise participate willingly or voluntarily in any lawsuit or arbitration which relates to any matter that involves Sharps, and that occurred up to and including the date of Dr. Kunik’s execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, arbitration panel, or unless requested to do so by Sharps.

5. No Other Obligations.  Dr. Kunik represents, warrants and acknowledges that Sharps owes Dr. Kunik no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that which is specifically described in this Agreement.

6. Non Disparagement.  Dr. Kunik will not disparage or criticize Sharps, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Sharps, except if testifying truthfully under oath, pursuant to any lawful court order or subpoena, or otherwise responding to or providing disclosures required by law.

7. Confidentiality.  Dr. Kunik agrees not to disclose any Confidential Information (as defined below) of which Dr. Kunik may have acquired knowledge in the course of or by virtue of Dr. Kunik’s employment with Sharps and (i) which has not been disclosed publicly by Sharps; (ii) which is otherwise not a matter of public knowledge; or (iii) which is a matter of public knowledge but Dr. Kunik knows or has reason to know that such information became a matter of public knowledge through an unauthorized disclosure.  “Confidential Information” shall mean any information related to the Company’s business or projects covered by this Agreement, or any non-public information that relates to the actual or anticipated business or research and development of Sharps, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Sharps’ products or services and markets therefore, customer lists and customers pricing, software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information.  Dr. Kunik hereby confirms that Dr. Kunik has delivered to Sharps and retained no copies of any written materials, records and documents (including those that are electronically stored) made by Dr. Kunik or coming into Dr. Kunik’s possession during the course of Dr. Kunik’s employment with Sharps which contain or refer to any such proprietary or confidential information.  Dr. Kunik further confirms that he has delivered to Sharps any and all property and equipment of Sharps, including laptop computers, etc., which may have been in Dr. Kunik’s possession.

8. Notice of Subpoena.  Upon service on Dr. Kunik, or anyone acting on Dr. Kunik’s behalf, of any subpoena, order, directive or other legal process requiring Dr. Kunik to engage in conduct encompassed within paragraphs  7 of this Agreement, Dr. Kunik or Dr. Kunik’s attorney shall immediately notify Sharps of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process, and within two (2) business days send to the undersigned representative of Sharps, via overnight delivery (at Sharps’ expense), a copy of the documents that have been served upon Dr. Kunik.

9. Non Compete.  Dr. Kunik acknowledges and reaffirms the non compete obligations set forth in Article V of his Employment Agreement.  Dr. Kunik agrees to honor all of his obligations under Article V, including but not limited to the restrictions therein prohibiting competing employment for twelve months following the separation of his employment from Sharps.  Dr. Kunik acknowledges that the consideration paid under this Agreement is contingent upon Dr. Kunik’s promise to honor his non compete obligations, and that a breach of these obligations is also a material breach of this Agreement which will allow Sharps to immediately cease and withhold any payments owed under this Agreement.

10. Taxes.  Sharps may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement.  In addition, it is Sharps’ intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly.  Notwithstanding anything to the contrary herein, Sharps does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations.

11. Cooperation.  Dr. Kunik agrees he will assist and cooperate with Sharps in connection with the defense or prosecution of any claim that may be made against or by Sharps, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Sharps, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Dr. Kunik, pertinent knowledge possessed by Dr. Kunik, or any act or omission by Dr. Kunik.  Dr. Kunik further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

12. Successorship.  This Agreement is binding upon Dr. Kunik and Dr. Kunik’s successors, assigns, heirs, executors, administrators and legal representatives.

13. Severability.  If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

14. ADEA Waiver.  Without detracting in any respect from any other provision of this Agreement:
a. Dr. Kunik, in consideration of the payment described in paragraph 2 of this Agreement, agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or claims Dr. Kunik has or may have against Sharps  as set forth herein; including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

b. Dr. Kunik understands that, by entering into this Agreement, Dr. Kunik does not waive rights or claims that may arise after the date of Dr. Kunik’s execution of this Agreement, including without limitation any rights or claims that Dr. Kunik may have to secure enforcement of the terms and conditions of this Agreement.

c. Dr. Kunik agrees and acknowledges that the consideration provided to Dr. Kunik under this Agreement is in addition to anything of value to which Dr. Kunik is already entitled.

d. Dr. Kunik acknowledges that he has been informed that he has at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement.

15. Revocation.  Dr. Kunik may revoke this Agreement within seven (7) days from the date Dr. Kunik signs this Agreement, in which case this Agreement shall be null and void and of no force or effect on either Sharps or Dr. Kunik.  Any revocation must be in writing and received by Sharps by 5:00 p.m. on or before the seventh (7th) day after this Agreement is executed by Dr. Kunik.  Such revocation must be sent to the undersigned at Sharps.

16. Applicable Law.  This Agreement may not be changed or altered, except by a writing signed by Sharps and Dr. Kunik.  This Agreement is entered into in the State of Texas, and the laws of the State of Texas shall apply to any dispute concerning the Agreement.

DR. KUNIK EXPRESSLY ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT HE HAS CAREFULLY READ THIS AGREEMENT; THAT DR. KUNIK FULLY UNDERSTAND THE TERMS, CONDITIONS AND SIGNIFICANCE OF THIS AGREEMENT; THAT DR. KUNIK HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT DR. KUNIK UNDERSTANDS THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT DR. KUNIK HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

Date: _____________________                                    _____________________________________
DR. BURTON J. KUNIK

SHARPS COMPLIANCE, INC.

Date: __________________                                           By: _____________________________________
Name: David P. Tusa
Title:   President

Dr. Kunik must sign and return this Agreement to David P. Tusa no later than 5:00 p.m. on the 21st day following receipt of this document or irrevocably lose the opportunity to receive the consideration described herein.  Dr. Kunik may sign this document any time prior to the expiration of this 21-day period.